Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information does not give effect to the proposed Reverse Split.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Leading BioSciences, Inc. (“LBS”) is considered to be acquiring Seneca Biopharma, Inc. (“Seneca”) and the merger is expected to be accounted for as a reverse asset acquisition. LBS is considered the accounting acquirer even though Seneca will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or as an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets, excluding cash and cash equivalents, acquired is concentrated in a single asset or group of similar assets. If that screen is met, the assets are not a business. In connection with the acquisition of Seneca, substantially all of the fair value is concentrated in in-process research and development (“IPR&D”) and no employees nor substantive processes are being acquired, as such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on March 31, 2021, and combines the historical balance sheets of Seneca and LBS as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2020, and the three months ended March 31, 2021, assumes that the merger took place as of January 1, 2020, and combines the historical results of Seneca and LBS for the year ended December 31, 2020, and the three months ended March 31, 2021. The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

Seneca’s assets and liabilities will be measured and recognized at their relative fair value allocations as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of LBS after the consummation of the merger.

The merger is expected to be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. LBS will be deemed to be the accounting acquirer for financial reporting purposes. This determination is based on the facts that, immediately following the merger: (i) LBS stockholders owned a substantial majority of the voting rights of the combined organization; (ii) LBS designated a majority (five of eight) of the initial members of the board of directors of the combined organization; and (iii) LBS’s senior management held all key positions in senior management of the combined organization and no employees will be retained from Seneca. The transaction is expected to be accounted for as a reverse asset acquisition as the fair value of the acquired preclinical assets is deemed to be substantially concentrated in a group of similar assets that do not meet the definition of a business. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of LBS issuing stock to acquire the net assets of Seneca, (ii) the net assets of Seneca will be recorded based upon their fair values at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of LBS and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

PF-1

Differences between these preliminary estimates and the final accounting, expected to be completed after the Closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Seneca’s operations and other changes in Seneca’s assets and liabilities prior to the Closing.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Seneca and LBS been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Seneca and LBS, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in the proxy statement/prospectus/information statement filed the SEC on December 23, 2020, as amended. Seneca’s audited statement of operations for the year ended December 31, 2020, is derived from Seneca’s Annual Report on Form 10-K for the year ended December 31, 2020. Seneca’s unaudited financial statements for the three months ended March 31, 2021, are derived from Seneca’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Seneca may materially vary from those of LBS. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is aware of one existing accounting policy incongruence regarding Seneca’s patent cost capitalization treatment. Further information regarding Seneca’s patent cost capitalization policy is provided in Transaction Accounting Adjustment M of the Pro Formas Adjustments and it did not result in a material adjustment to the unaudited pro forma condensed combined financial information. Management is not aware of any other material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Seneca’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Seneca’s results of operations or reclassification of assets or liabilities to conform to LBS’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

PF-2

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(in thousands)

	Seneca	Leading BioSciences	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$6,561	$615	$18,425	J	$25,601
Trade and other receivables	25	-	(25)	N	-
Prepaid expenses and other current assets	1,309	103	(841)	N	571
Disposal group assets held for sale	861	-	(459)	M	402
Total current assets	8,756	718	17,100		26,574
Restricted cash	-	26	-		26
Deferred transaction costs	-	2,337	(2,337)	D	-
Property and equipment, net	7	4	(7)	I	4
Right-of-use and other assets	10	236	(10)	N	236
Patents, net	142	-	(142)	M	-
Total assets	$8,915	$3,321	$14,604		$26,840
Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$521	$5,885	$1,588	C, D	$7,994
Accrued compensation	274	1,582	1,986	G	3,842
Current portion of lease liability	-	176	-		176
Current portion of debt	-	2,036	(1,798)	K	238
Current portion of related party debt, net	-	517	-		517
Disposal group liabilities associated with assets held for sale	220	-	-		220
Total current liabilities	1,015	10,196	1,776		12,987
Lease liability, net of current portion	-	65	-		65
Non-current portion of debt	-	-	-		-
Warrant liabilities, at fair value	171	3,620	16,225	J, O	20,016
Total liabilities	1,186	13,881	18,001		33,068
Convertible preferred stock	-	9,503	(9,503)	F	-
Stockholders’ equity (deficit):
Preferred stock	2	-	(2)	A	-
Common stock	29	102	(10)	A, F, J, K	121
Additional paid-in capital	248,228	51,891	(202,505)	S	97,614
Accumulated other comprehensive income (loss)	(3)	-	3	A	-
Accumulated deficit	(240,527)	(72,056)	208,620	R	(103,963)
Total stockholders’ equity (deficit)	7,729	(20,063)	6,106		(6,228)
Total liabilities, convertible preferred stock, and stockholders’ equity	$8,915	$3,321	$14,604		$26,840

PF-3

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2021

(in thousands, except per share and share amounts)

	Seneca	Leading BioSciences	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Revenue	$-	$-	$-		$-
Total revenues	-	-	-		-
Operating expenses:
General and administrative	1,721	1,262	126	G, H, I, P	3,109
Research and development	471	692	-		1,163
Total operating expenses	2,192	1,954	126		4,272
Loss from operations	(2,192)	(1,954)	(126)		(4,272)
Interest income (expense), net	3	(1,711)	-		(1,708)
Gain on forgiveness of debt	-	279	-		279
Loss on issuance of secured debt	-	(686)	-		(686)
Gain (loss) on change in fair value of warrant liability and put right	(96)	42	-		(54)
Total other income (expense)	(93)	(2,076)	-		(2,169)
Net loss	$(2,285)	$(4,030)	$(126)		$(6,441)

Net loss per share, basic and diluted	$(0.79)	$(0.04)			$(0.53)
Weighted average common shares outstanding, basic and diluted	2,886,446	102,041,277	(92,828,985)	F, J, K, L	12,098,738

PF-4

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2020

(in thousands, except per share and share amounts)

	Seneca	Leading BioSciences	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Revenue	$13	$-	$-		$13
Total revenues	13	-	-		13
Operating expenses:
General and administrative	8,671	6,198	6,399	E, G, I, P, Q	21,268
Research and development	2,018	3,099	-		5,117
In process R&D	-	-	27,538	H	27,538
Total operating expenses	10,689	9,297	33,937		53,923
Loss from operations	(10,676)	(9,297)	(33,937)		(53,910)
Interest income (expense), net	20	(235)	-		(215)
Other income (expense), net	-	13	-		13
Loss on issuance of secured debt	-	(841)	-		(841)
Gain (loss) on change in fair value of warrant liability and put right	9	38	-		47
Warrant inducement and other expense	(5,620)	-	-		(5,620)
Total other income (expense)	(5,591)	(1,025)	-		(6,616)
Net loss	$(16,267)	$(10,322)	$(33,937)		$(60,526)
Net loss per share, basic and diluted	$(1.17)	$(0.10)			$(5.00)
Weighted average common shares outstanding, basic and diluted	13,869,272	102,036,449	(103,806,983)	F, J, K, L	12,098,738

PF-5

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On December 16, 2020, Seneca and LBS entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Seneca will merge with and into LBS, with LBS surviving as a wholly-owned subsidiary of Seneca (the “Merger”).

On April 27, 2021, the effective closing time of the Merger (the “Effective Time”), each share of common stock of LBS, $0.001 par value per share (including the shares of common stock issuable upon conversion of all shares of Series C preferred stock of LBS, par value $0.001 per share (the “LBS Series C Preferred Stock”) prior to the Merger) (the “LBS Common Stock”) and each share of non-voting share of Series 1 preferred stock of LBS, $0.001 par value per share (the “LBS Series 1 Preferred Stock”), are expected to convert into 54,337,290 shares, $0.01 par value per share (the “Seneca Common Stock”), subject to adjustment into 9,058,436 shares of Seneca Common Stock, for the one-for-six Reverse Split of Seneca Common Stock implemented prior to the consummation of the Merger, and further adjusted based on Seneca’s net cash in connection with the closing of the Merger (to the extent Seneca’s net cash is over $5.0 million or under $4.5 million) (final post-exchange ratio adjustment of 0.02719).

At the Effective Time, Seneca’s stockholders continue to own and hold their then existing shares of Seneca Common Stock and shares of preferred stock, $0.01 par value per share, of Seneca, subject to adjustment for the reverse stock split described herein. Seneca assumed outstanding and unexercised options to purchase shares of LBS Common Stock, and in connection with the Merger such options were converted into options to purchase shares of Seneca Common Stock, with the number of shares and exercise price being adjusted by an exchange ratio of 0.02719 shares of Seneca Common Stock issuable upon exercise of each option to purchase one share of LBS Common Stock. Each warrant to purchase LBS Common Stock outstanding and unexercised immediately prior to the Effective Time, including the Bridge Warrants, was assumed by Seneca and became a warrant to purchase shares of Seneca Common Stock, with the number of shares and exercise price being adjusted by an exchange ratio of 0.02719 shares of Seneca Common Stock issuable upon exercise of each warrant to purchase one share of LBS Common Stock. As of immediately prior to the Effective Time (i) all outstanding and unexercised options to purchase shares of Seneca Common Stock with an exercise price of greater than $1.60 were cancelled and have no further force and effect, (ii) all outstanding and unexercised options to purchase shares of Seneca Common Stock with an exercise price equal to or less than $1.60 remain effective and outstanding, and (iii) all of Seneca’s outstanding restricted stock unit awards were accelerated in full.

In addition, in connection with the transactions contemplated by the Merger, on December 16, 2020, (i) LBS entered into a securities purchase agreement with an institutional investor (the “Investor”) pursuant to which, among other things, LBS agreed to issue senior secured promissory notes in the aggregate principal amount of up to $5.0 million, in exchange for an aggregate purchase price of up to $3.75 million, representing an aggregate original issue discount of up to $1.25 million (the “Bridge Notes”) and warrants to purchase shares of LBS Common Stock, and (ii) Seneca and LBS entered into a separate securities purchase agreement with the Investor pursuant to which, among other things, the Investor agreed to invest $20.0 million in cash and cancel any outstanding principal and interest on the Bridge Notes immediately prior to the closing of the Merger in exchange for shares of LBS Series 1 Preferred Stock (“the Initial Shares”) at a per share purchase price of $0.4816 (the “Purchase Price”) to be issued immediately prior to the closing of the Merger and warrants to purchase shares of Seneca Common Stock to be issued after the closing of the Merger, in private placement transactions (collectively, the “Pre-Merger Financing”).

Upon the execution of the one-for-six Reverse Split, the surviving combined company’s total shares outstanding was 12,098,738. Of which, LBS shareholders owned 9,058,436 shares (74.9% ownership) and Seneca shareholders owned 3,040,302 shares (25.1%).

In addition, the combined company deposited three times the number of Initial Shares of LBS Series 1 Preferred Stock into escrow with an escrow agent, and exchanged them for Seneca Common Stock in the Merger, in whole or in part, based on the formula provided below. As a result of the Merger, at the Effective Time, each Initial Share automatically converted into the right to receive a number of shares (the “Converted Initial Shares”) of Seneca Common Stock equal to the number of Initial Shares multiplied by the Exchange Ratio. Further, at the Effective Time, each Additional Share placed into escrow with the escrow agent automatically converted into the right to receive a number of shares (the “Converted Additional Shares”) of Seneca Common Stock equal to the number of Additional Shares multiplied by the Exchange Ratio. If 85% of the sum of the five lowest weighted average prices of the Seneca Common Stock during the 10 trading day period immediately preceding the 16th trading day following the Effective Time (the “Initial Reset Date”), divided by five, is lower than the per share Purchase Price or if the five lowest weighted average prices of the Seneca Common Stock during the 10 trading day period immediately preceding each of the 45th, 90th and 135th days following the Effective Time (together with the Initial Reset Date, each a “Reset Date”), divided by five, is lower than the per share Purchase Price, then, in each case, the Investor will be issued such number of Converted Additional Shares equal to the Purchase Price divided by the lowest of such weighted average prices. Any Converted Additional Shares not delivered to the Investor from escrow will be returned to Seneca. As of the second reset period, the reset price of $3.88 resulted in 100% of the Additional Shares being issued to the Investor.

PF-6

In addition, the Milestone Recipients may be entitled to receive certain Milestone Payments. A Milestone Payment may be made following the 135th day following the Final Reset Date to the extent any Converted Additional Shares not issued to the Investor are returned from escrow to Seneca unissued pursuant to the Pre-Merger Financing. If this occurs, the Milestone Recipients will be entitled to receive a number of additional shares of Seneca Common Stock equal to the number of Converted Additional Shares that are returned to Seneca, on a pro rata basis to each such Milestone Recipient.

Further, immediately prior to the Effective Time, Seneca and Silvestre Law Group (the “CVR Agent” and “CVR Holders’ Representative”) will enter into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, each share of Seneca Common Stock held (including any warrant shares exercisable for Seneca Common Stock) by Seneca stockholders and Seneca warrant holders of record as of immediately prior to the Effective Time will receive one contingent value right (“CVR”) entitling holders of such shares (the “CVR Holders”) to receive certain net proceeds, if any, derived from the sale or license of all or any part of the intellectual property owned, licensed or controlled by Seneca that is necessary for the operation of the business of Seneca as conducted as of the Effective Time and in existence as of the Effective Time (the “Seneca Legacy Technology”) pursuant to an agreement entered into: (i) during the period beginning at the Effective Time and ending on the date that is 18 months following the Effective Time or (ii) prior to the Effective Time and not consummated prior to the Asset Milestone Payment (as defined below) (a “Legacy Monetization”) and entitled to be received prior to the 48-month anniversary of the Effective Time. The CVRs will not be transferable by the CVR Holders, except in certain limited circumstances, will not have any voting or dividend rights, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the Securities and Exchange Commission (“SEC”) or listed for trading on any exchange. Each CVR will entitle the CVR Holder to receive a pro rata portion of 80 percent of the net proceeds, if any, from each respective Legacy Monetization event.

2.	Basis of Pro Forma Presentation

The above unaudited pro forma condensed combined financial information includes the effect of the one-for-six Reverse Split in the Pro Forma Adjustments.

The unaudited pro forma condensed combined financial information was prepared in accordance with SEC Regulation S-X Article 11, the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”) using the acquisition method of accounting and the final SEC rules issued on May 20, 2020, that amends the financial statement requirements for acquisitions and dispositions of businesses and related Pro Forma financial information. Accordingly, the comparative periods reported in the Pro Forma are as follows:

•	The unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and the year ended December 31, 2020, give effect to the merger as if it had been consummated on January 1, 2020.

•	The unaudited pro forma condensed combined balance sheet as of March 31, 2021, gives effect to the Merger as if it had been consummated on March 31, 2021.

PF-7

Based on LBS’s preliminary review of LBS’s and Seneca’s summary of significant accounting policies and preliminary discussions between management teams of LBS and Seneca, the nature and amount of any adjustments to the historical financial statements of Seneca to conform its accounting policies to those of LBS are not expected to be material. Management is aware of one existing accounting policy incongruence regarding Seneca’s patent cost capitalization treatment. Further information regarding Seneca’s patent cost capitalization policy is provided in Transaction Accounting Adjustment M of the Pro Formas Adjustments and it did not result in a material adjustment to the unaudited pro forma condensed combined financial information. Upon completion of the Merger, further review of Seneca’s accounting policies may result in additional revisions to Seneca’s accounting policies and classifications to conform to those of LBS.

The unaudited pro forma condensed combined financial information has been prepared with the expectation that the merger will be treated as an asset acquisition, with LBS treated as the accounting acquirer. Since Seneca is the legal acquirer, the merger will be accounted for as a reverse asset acquisition. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. Substantially all of the fair value is included in IPR&D and no substantive processes are being acquired. As such, the Merger is expected to be treated as an asset acquisition. Asset acquisitions are to be accounted for by allocating costs, including transaction costs, of the acquisition to the acquired assets based on their relative fair value basis. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, LBS estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

The historical financial statements of combined Seneca-LBS company have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. In addition, the Pro Forma statements are prepared in accordance with the amended requirements in Regulation S-X Article 11 (dated May 20, 2020) which requires that pro forma financial information to include Transaction Accounting Adjustments to the historical financial information of the registrant. Transaction Accounting Adjustments are adjustments that are required to reflect the application of US GAAP to Merger.

The Transaction Accounting Adjustments are based on available information and assumptions that management believes are reasonable. However, such adjustments are estimates and actual experience may differ from expectations. There are no autonomous entity adjustments included in the unaudited pro forma condensed consolidated financial statements. Additionally, Regulation S-X Article 11 permits registrants to reflect in the notes to the pro forma financial information forward-looking information that depicts the synergies and dis-synergies identified by management in determining to consummate or integrate the Merger for which pro forma effect is being given. LBS and Seneca expect to incur costs associated with integrating the operations of LBS and Seneca after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger because management does not believe these adjustments would enhance an understanding of the pro forma effects of the Merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

PF-8

The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Seneca and LBS.

3.	Estimated Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $33.8 million. Given that the estimated purchase price is variable depending upon the price of Seneca Common Stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in Seneca Common Stock price. An increase or decrease in the Seneca Common Stock price by 10% would increase or decrease the purchase consideration by approximately $3.0 million with an offsetting adjustment to IPR&D.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share and per share data):

Number of shares of the combined company to be owned by Seneca’s stockholders(i)	3,040,302
Multiplied by the fair value per share of Seneca’s common stock(ii)	$9.96
Total	$30,281
Estimated transaction costs(iii)	3,502
Total estimated purchase price	$33,784

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Net assets as of March 31, 2021	$6,245
In process research and development(iv)	27,538
Total estimated purchase price	$33,784

(i)	Represents the actual post one-to-six Reverse Split effected number of shares of Seneca common stock, Seneca preferred stock to be converted to common stock, Senecas RSUs, and Seneca Warrants outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the number of shares represents 2,884,348 shares of Seneca common stock outstanding, 6,479 shares of Seneca preferred stock converted to common stock, 8,817 of Seneca RSUs outstanding, 12,500 CMO Shares issued and 128,158 Seneca Warrants converted to common stock.
(ii)	The estimated purchase price was based on the closing price as reported on the Nasdaq Capital Market on April 27, 2021 (i.e., the Merger close date).
(iii)	The final purchase price arising from the actual transaction costs immediately prior to the Closing of the merger could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the final transaction costs are known and the final valuation of the purchase consideration could differ significantly from the current estimate.
(iv)	IPR&D represents the research and development projects of Seneca which were in-process, but not yet completed, and which Leading Bio may plan to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

PF-9

Contingent consideration with respect to the CVR has not been recorded in the accompanying unaudited pro forma condensed combined financial statements as the CVRs are not currently probable and estimable. A liability for the CVRs is recorded only when payment under the CVR Agreement is determined to be both probable and estimable, which is not expected to occur until the contingencies under the CVR Agreement are resolved. Upon recognition, the amounts pursuant to the CVR Agreement will be included in the cost of IPR&D and expensed at such time.

4.	Pro Forma Adjustments

 Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

Given LBS’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows (in thousands, except share and per share data):

A.	To eliminate Seneca’s pre-merger preferred stock, common stock, additional paid-in-capital, accumulated other comprehensive loss and accumulated deficit balances.
B.

To reflect the fair value of the number of Seneca shares issued as consideration for the acquisition. In addition, to reflect the expense associated with the acquisition of Seneca’s IPR&D which has no anticipated go-forward alternative use and the associated R&D efforts were abandoned.

C.

To record Seneca’s $422 of estimated transaction costs associated with advisory fees and transactional fees, incurred subsequent to March 31, 2021, to the unaudited pro forma condensed combined balance sheet at March 31, 2021. This $422 of estimated transaction costs is reflected in the condensed combined statements of operations and comprehensive loss for the year ended December 31, 2020, through transaction accounting adjustment E. All other Seneca transaction costs are already reflected within the three months ended March 31, 2021, and the year ended December 31, 2020, respectively, condensed combined statements of operations and comprehensive loss of the Seneca. These costs will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

D.

To record LBS’s $1,166 of estimated transaction costs associated with advisory fees and transactional fees incurred subsequent to March 31, 2021. Total transaction costs of $3,502 are anticipated to be incurred. Approximately $2,337 of transaction costs are already reflected within the three months ended March 31, 2021, and the year ended December 31, 2020, respectively, condensed combined statements of operations and comprehensive loss of the LBS. Upon the close of the Merger, all capitalized transaction costs will be reflected in the reverse asset acquisition's purchase price accounting. These costs are predominantly allocated to IPR&D, that has no future alternative use, and therefore are anticipated to be recorded as a reduction to accumulated deficit in the purchase price allocation. These costs will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

E.

To record LBS’s and Seneca’s $1,166 and $422 of transaction costs, that are anticipated to be incurred after March 31, 2021, in the condensed combined statements of operations and comprehensive loss for the year ended December 31, 2020. These costs will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

F.

To reflect the adjustments for (i) LBS’s weighted-average common stock outstanding and (ii) the conversion of LBS’s convertible preferred stock to Seneca Common Stock in accordance with the preferred stock conversion rights.

PF-10

G.	To reflect a one-time $4,431 Seneca pre-combination compensation expense within the unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2020, related to severance and benefits for terminated Seneca executives. Such amounts are due to the terminated Seneca executives in accordance with their employment agreements' "change in control" and "termination without cause" provisions. A pro forma adjustment of $1,986 is reflected with the unaudited pro forma condensed combined balance sheet at March 31, 2021, to accrued for remaining amounts owed to the terminated executives after March 31, 2021. In addition, Seneca’s adjustments for the exclusion of $4 and $17 pre-combination stock compensation expense for the three months ended March 31, 2021, and the year ended December 31, 2020, respectively. No adjustment is required to the unaudited pro forma condensed combined balance sheet at March 31, 2021, as there is no remaining unvested compensation expense for Seneca’s restricted stock units as of March 31, 2021. These costs will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.
H

To reflect the expensing of Seneca's IPR&D that LBS acquired in the Merger, within the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2020, due to Seneca's IPR&D having no future alternative use as part of the combined company's go-forward operations. This is a one-time expense in connection with the merger that is not expected to have a recurring impact on the Company’s statements of operations and comprehensive loss subsequent to the merger.

I.

To eliminate Seneca’s pre-merger depreciation and related property and equipment which will not be used in the continuing operations of the combined company, and which no longer have a carrying value as of March 31, 2021, from the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and for the year ended December 31, 2020, and unaudited pro forma condensed combined balance sheet as of March 31, 2021. This pro forma adjustment also includes the elimination of the patent amortization expense resulting from accounting policy alignment (see pro forma adjustment M) from the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and for the year ended December 31, 2020.

J.

To reflect the Pre-Merger Financing upon Closing for a total of $20,000 in gross proceeds for LBS Series 1 Preferred Stock at a per share purchase of $0.4816. The accounting treatment under Accounting Standards Codification (ASC) 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging is in process related to the Pre-Merger Financing, including the accounting classification of the Investor Warrants and Additional Shares. Each Investor Warrants shall be for the right to purchase one share of common stock of the combined company post-merger, in a quantity equal to 100% of the total investment amount divided by the final purchase price of the pre-merger LBS’s shares. The Investor Warrants shall expire five (5) years from the effectiveness of the registration statement. For purposes of these pro formas, the Pre-Merger Financing has been classified as a liability on the unaudited pro forma condensed combined balance sheet due to the Investors Warrants not meeting all the criteria that would have otherwise permitted equity classification.

The Investor Warrants are measured at fair value at issuance in an estimated amount of $16,179. The amount of financing proceeds received is first allocated to the Investor Warrants with the remaining proceeds, if any, allocated to the LBS Series 1 Preferred Stock. The liability recognized for the Pre-Merger Financing is subject to remeasurement at fair value as of each reporting period with offsetting impacts of the fair value changes to the statements of operations and comprehensive loss.

LBS anticipates incurring an estimated $1,575 in equity issuance costs associated with the Pre-Merger Financing. This estimated amount has been reflected as a reduction to the cash proceeds received and a corresponding reduction to additional paid in capital.

K.

On May 27, 2020, LBS entered into a non-binding agreement with certain investors for an offering of up to an aggregate of $3,300 of senior secured bridge notes and warrants (“2020 Bridge Financing”) which will be issued at a 25% original issuance discount, resulting in cash proceeds of $2,500 (to be received in total no later than 90 days after Closing). On December 16, 2020, the Company drew down the first tranche of $1,250 and an additional second tranche of $1,250 on February 1, 2021. The notes within the 2020 Bridge Financing accrue interest at a rate of 15% per year, payable at maturity of 180 days after the Closing date with certain permitted extension clauses. The lender agreed to convert any outstanding principal and interest on the Bridge Loans immediately prior to the closing of the Merger in exchange for shares of LBS Series 1 Preferred Stock equal to the amount to be converted divided by $0.4816. The lender also received warrants to purchase a total number of shares of common stock equal to $3,300 (the total aggregate principal of the senior secured bridge notes) divided by the initial per share exercise price of $0.4816. The accounting treatment under ASC 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging is in process related to the 2020 Bridge Financing Pre-Merger Financing, including the accounting classification of the warrants. The warrants included in the 2020 Bridge Financing have been classified as a liability due to the warrants not meeting all the criteria that would have otherwise permitted equity classification.

PF-11

The initial recognition of the 2020 Bridge Financing is already reflected within the unaudited pro forma condensed combined balance sheet at March 31, 2021. A pro forma adjustment is recorded to the unaudited pro forma condensed combined balance sheet at March 31, 2021, to reflect the conversion of the outstanding principal and interest on the Bridge Loans immediately prior to the closing of the Merger in exchange for shares of LBS Series 1 Preferred Stock.

Interest expense related to the coupon interest rate and amortization of debt discount is reflected in the condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and for the year ended December 31, 2020. No pro forma adjustment has been reflected within the condensed combined statements of operations and comprehensive loss for the remaining coupon interest rate and amortization of debt discount during the stub period April 1, 2021, through the Merger date of April 27, 2021, as it is not considered material. After the Merger closed, the Company will not replace the Bridge Financing with other permanent debt financing . Therefore, the interest expense associated with the Bridge Financing will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

L.

The unaudited pro forma combined basic and diluted earnings per share for the three months ended March 31, 2021, and the year ended December 31, 2020, reflects the weighted-average common shares outstanding of the combined company, adjusted for Seneca’s one-for-six Reverse Split, of outstanding shares as of the transaction date of 12,098,738. The “Transaction Accounting Adjustments” column includes the adjustment to the combined company’s weighted-average common shares outstanding resulting from the conversion at closing of the Merger of each share of outstanding LBS convertible preferred stock into one share of Seneca Common Stock, and as adjusted to reflect the Exchange Ratio of 1 to 0.02719.

Estimated number of shares of the combined company to be owned by Seneca’s stockholders	3,040,302
LBS’s outstanding shares at the estimated Exchange Ratio	2,774,502
Conversion of LBS Series C Preferred Stock at the estimated Exchange Ratio (F)	317,420
Shares issued in connection with the Altium Bridge Notes and Equity Financing at the Exchange Ratio (J, K)	1,325,892
Escrow shares issued in connection with the Altium Financing (K)	3,977,676
Conversion of Warrant Shares issued in connection with the Altium Bridge Notes and Equity Financing (J, K)	662,946
Pro forma - Basic and diluted weighted average number of shares	12,098,738

PF-12

M.

To reflect an accounting policy conformity regarding patent costs for the combined post-combination company. Seneca’s accounting policy is to capitalize patent costs and amortize such costs over the useful life of the patents. LBS’s accounting policy is to expense these costs as incurred. This pro forma adjustment reflects the derecognition of all previously capitalized patent costs from the pro forma condensed combined balance sheet as of March 31, 2021. The patent expense resulting from accounting policy alignment (see pro forma adjustment I) is eliminated from the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and for the year ended December 31, 2020. Seneca did not have any other patent acquisition costs incurred during the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and for the year ended December 31, 2020.

N.

To reflect an adjustment to Seneca’s current carrying value of trade and other receivables, prepaid and other current assets, right-of-use and other assets to the estimated fair value that will approximately exist at the time of Closing. The estimated fair value of these items is preliminary and subject to change after LBS finalizes its review of the specific nature and timing of such assets.

O.

To reflect the reclassification of certain Seneca warrants from equity classification to liability classification as the result of a cash settled written put option provision upon a “Fundamental Transaction”, which was triggered upon the signing of the definitive merger agreement. An estimation of the warrant liability’s fair value, based on a Black-Scholes model, is required at the time of reclassification. The estimated fair value is preliminary and subject to change upon Closing.

P.

To reflect new compensation arrangements with two LBS key executives in connection with the Merger resulting in an increase in the annual salary for these executives from their previous salary. Accordingly, adjustments of $58 and $230 are reflected within the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and year ended December 31, 2020, respectively.

Q.

To reflect the fair value of stock compensation expense associated with issuing one-time equity option grants to two LBS key executives within the unaudited pro forma condensed combined balance sheet at March 31, 2021. The executives’ current employee agreements stipulate that such issuance would occur in connection with the closing of a merger or initial public offering transaction. The awards are fully vested upon issuance with no requisite future service requirements. This pro forma adjustment is also reflected in the year ended December 31, 2020, condensed combined statements of operations and comprehensive loss. These costs will not affect the Company’s condensed combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

R.	To record the following adjustments to accumulated deficit (in thousands):

March 31, 2021
Elimination of Seneca’s accumulated deficit (A)	$242,011
Impact of expensed IPR&D acquired from Seneca (B)	(27,538)
Impact of Seneca’s estimated transaction costs (C)	(422)
Impact of Seneca’s estimated executive severance and benefits (G)	(1,987)
Impact of fair value adjustment to Seneca’s PP&E (I)	(7)
Impact of LBS’s conversion of the 2020 Bridge Financing to equity (K)	(1,649)
Impact of fair value adjustment to Seneca’s Patents (M)	(601)
Impact of fair value adjustment to Seneca’s trade and other receivables, prepaid and other current assets, and right-of-use and other assets (N)	(876)
Impact of stock-based compensation fair value related to one-time, fully vested equity options to two LBS key executives (Q)	(311)
Total	$208,620

PF-13

S.	To record the following adjustments to additional paid-in-capital (in thousands):

March 31, 2021
Elimination of Seneca’s additional paid-in-capital (A)	$(248,228)
To reflect the estimated purchase price allocation impacts to additional paid-in-capital (B)	30,251
To reflect LBS’s conversion of its outstanding preferred stock to common stock post-merger (F)	9,566
To reflect LBS’s Pre-Merger Financing in connection with the merger (J)	2,195
To reflect LBS’s issuance of warrants for the 2020 Bridge Financing and the conversion of the 2020 Bridge Financing to equity (K)	3,445
To reflect certain Seneca warrants reclassification from equity to liability in connection with the merger (O)	(45)
Impact of stock-based compensation fair value related to one-time, fully vested equity options to two LBS key executives (Q)	311
Total	$(202,505)

PF-14